EXHIBIT 10.6

** Portions of this agreement have been omitted and filed separately with the SEC pursuant to a confidential treatment request

CONFIDENTIAL
EXECUTION VERSION

INFORMATION TECHNOLOGY TRANSITION SERVICES AGREEMENT

This INFORMATION TECHNOLOGY TRANSITION SERVICES AGREEMENT is made as of the 31st day of December, 2014, by and between Pioneer Hi-Bred International, Inc., an Iowa corporation ("Pioneer"), and S&W Seed Company, a Nevada corporation ("S&W"). S&W and Pioneer are at times referred to herein individually as a "Party" and collectively as the "Parties."

WHEREAS, pursuant to that certain Asset Purchase and Sale Agreement dated December 19, 2014 (the "Purchase Agreement") by and between Pioneer and S&W, Pioneer will sell to S&W and S&W will purchase from Pioneer, the Purchased Assets;

WHEREAS, to ensure an orderly transition of the ownership of the Purchased Assets to S&W, the Parties have agreed to enter into this Agreement, pursuant to which Pioneer shall provide, or cause its Affiliates to provide, S&W with certain identified services, in each case on a transitional basis and subject to the terms and conditions set forth herein;

WHEREAS, unless otherwise defined herein, capitalized terms shall have the meanings ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.01   CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Article 1:

"Affiliate" - means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such first Person, (b) any officer, director, general partner, member or trustee of such Person or (c) any Person who is an officer, director, general partner, member or trustee of any Person described in clause (a) or (b) of this sentence. For purposes of this definition, the terms "control," "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to control the management of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" - means this Information Technology Transition Services Agreement, and includes all Exhibits, Schedules and SLAs hereto, as amended, modified or supplemented from time to time in accordance with its terms.

"Breaching Party" - is defined in the definition of "Willful Breach."

"Business Day" - means any day other than (a) a Saturday or a Sunday or (b) a day on which commercial banks located in the State of Delaware are authorized or required by Legal Requirements to be closed for business.

"Change" - is defined in Section 2.01(e) (Changes).

"Change Request" - is defined in Section 2.01(e) (Changes).

"Claim" - means any action, claim, demand, suit, arbitration or other Proceeding.

"Confidential Information" - is defined in Section 5.01 (Confidential Information).

"Contract" - means any agreement, contract, obligation, promise or undertaking (whether oral or written) that is legally binding.

"Cost Principles" - means charging Full Cost for a Service, plus a 5% mark-up of non-third party costs. Costs representing amounts payable to third parties (e.g., contractors) are considered to be at market and therefore a 5% mark-up is not applied to such costs; however, the Full Cost of administering these third party services by Pioneer's resources (e.g. a contract administrator) is subject to the 5% mark-up.

"CPR" - is defined in Section 13.05.

"Damages" - means any Liabilities and/or judgments (including reasonable legal, accounting and other expenses and court costs).

"DEAA" - means the DuPont Electronic Access Agreement attached to this Agreement as Exhibit B.

"Defaulting Party" - is defined in Section 6.01 (Default).

"Demand Forecasting" - is defined in Section 3.07 (S&W Obligations).

"Disclosing Party" - is defined in Section 5.03 (Disclosure).

"DISO" - is defined in Section 3.07 (S&W Obligations).

"Effective Time" - is defined as the date and time of the closing of the transactions contemplated in the Purchase Agreement.

"Equipment" - is defined in Article 11 (Equipment).

"Expenses" - is defined in Section 4.01 (Consideration).

"Force Majeure" - means, for either Party, any circumstance(s) beyond the reasonable control of that Party which has the effect of delaying, hindering or preventing (in whole or in part) performance, including acts of God, fire, accident, flood, explosion, war, civil disturbance, acts of terrorism, hurricanes, tornadoes, riots, action or inaction by, or request of, any Governmental Body (including any Legal Requirements), strike, collective bargaining obligations, labor dispute or shortage, injunction, failure to supply or delay on the part of contractors, errors in services supplied by contractors, inability to obtain or shortage of fuel, utilities, equipment or apparatus. A Force Majeure event affecting a third party supplier of any Service and any failure by such a supplier to supply (in whole or in part) any Service for any other reason shall constitute Force Majeure hereunder if, and to the extent that, such event or failure prevents, hinders or delays Pioneer in the performance of its obligations hereunder.

"Full Cost" - means all direct and indirect, fixed and variable costs, fees and period expenses, including administrative costs that are incurred in connection with a Service.

"Governmental Body" - means any federal, state, local, municipal, foreign, tribal or other governmental body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority.

"Indemnified Person" - is defined in Section 8.01 (Third Party Indemnification).

"Indemnifying Person" - is defined in Section 8.01 (Third Party Indemnification).

"Intellectual Property" - means (i) issued patents, pending patent applications and patent disclosures, whether or not reduced to practice, including any re-issuances, continuations, continuations-in-part, divisions, supplementary protection certificates, extensions and re- examinations thereof, (ii) registered and unregistered trademarks, service marks, trade dress, trade names, domain names, uniform resource locators (URLs), and websites, logos and corporate names and intellectual property registrations and applications for registrations therefor, (iii) registered and unregistered copyrights and mask works, (iv) technical, manufacturing, development, production, marketing and scientific know-how, technology, information and data (including, but not limited to, diagrams, charts, formulas and analytical methods), (v) trade secrets and other confidential information, (vi) information technology rights, and (vii) any other similar or other intellectual property rights, whether tangible or intangible, and whether protected or not, but in all events, excluding any IT Assets.

"Interdependent Service" - is defined in Section 6.04 (Interdependent Services).

"IT Assets" - means all software, computer systems, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference and resource materials relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

"Legal Requirement" - means any applicable law, statute, treaty, directive, rule, code, ordinance, regulation, Order, enforcement action, decree or enforceable judicial or administrative interpretation thereof of any applicable Governmental Body.

"Liabilities" - means any liabilities, obligations, expenses, claims, taxes or assessments, losses, fines, penalties or damages of or by any Person.

"Migration Plan" - is defined in Section 2.04 (Migration from Services).

"Non-Defaulting Party" - is defined in Section 6.01 (Default).

"Non-Disclosing Party" - is defined in Section 5.03 (Disclosure).

"Party" and "Parties" are defined in the preamble.

"Person" - means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

"Pioneer" - is defined in the preamble.

"Primary Coordinator" - is defined in Article 9 (Governance).

"Proceeding" - means any action, arbitration, hearing, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Body or arbitral or other administrative body (including any action in respect of the payment or non-payment of Taxes).

"Pioneer Intellectual Property" - is defined in Section 10.01 (Intellectual Property Ownership).

"Purchase Agreement" - is defined in the preamble.

"Purchased Assets"- is defined in the Purchase Agreement.

"Public Utility Event" - is defined in Section 6.05 (Public Utility Status).

"S&W" - is defined in the preamble.

"S&W Content" - is defined in Section 10.01 (Intellectual Property Ownership).

"Required Notice Period" -means the applicable notice period for S&W's termination of a Service as set forth in the relevant SLA for such Service opposite the heading "Required Notice Period for Early Termination," or three (3) months if not otherwise specified in the SLA.

"Residual Costs" - means all costs, fees and expenses accruing to Pioneer as a result of the termination of any Service(s). Examples of Residual Costs include the cost of employees used to provide Service(s), fees and expenses for "take or pay" type commitments, buy-out of leased equipment, a pro rata portion of any termination fees and a pro rata portion of contractual minimum payments.

"Service" - is defined in Section 2.01(a) (Services Provided).

"Service Fees" - is defined in Section 4.01 (Consideration).

"Service Term" - is defined in Section 2.03 (Term of Service).

"SLA" - is defined in Section 2.01(a) (Services Provided).

"Specification" - means the specifications or scope of the Service stated in the relevant section of the applicable SLAs, as those Specifications may be amended from time to time by Pioneer on not less than thirty (30) days prior written notice.

"Taxes" - means any tax, levy, duty, impost, or withholding of a similar nature, including without limitation, all direct tax liabilities, income tax, corporation tax, capital gains tax, value added tax (VAT), sales tax, social security, withholding tax, registration fees, stamp duties, customs duties, property tax, gross receipts, lease, service,  workers compensation, occupation, excise, use, transfer, license, payroll, severance, windfall profits, unemployment, disability, highway use, recording, real estate, business license and similar taxes, together with any interest, additions to tax, or penalties applicable or related thereto imposed or required to be withheld by any Governmental Body.

"Term of this Agreement" - is defined in Section 2.03 (Term of Service).

"Third-Party Claim" - is defined in Section 8.02 (Procedure).

"Transitional Services Employees" - is defined in Section 2.02 (Personnel, Resources and Third Parties).

"Willful Breach" - means a deliberate, volitional, non-coerced and non-accidental act or omission by a Party in breach of its obligations hereunder to provide or accept a Service in accordance with the terms of this Agreement (the "Breaching Party"), where such breach continues for a reasonable period of time not less than ten (10) days after the other Party (the "Non-Breaching Party") has served written notice on the Breaching Party.

ARTICLE 2. SERVICES PROVIDED

2.01   TRANSITIONAL SERVICES

  Services Provided. Upon the terms and subject to the conditions set forth in this Agreement, Pioneer will provide (either itself or through its Affiliates or third party agents or contractors) to S&W, those services covered by and described in more detail in each individual Service Level Agreement ("SLA") listed and attached to this Agreement as Exhibit A (Transitional Services), which is made part of this Agreement, or which may be entered into by the Parties from time to time after the Effective Time (each a "Service" and, collectively, the "Services"). In no event shall S&W be entitled to any new service without the prior written consent of Pioneer, which consent may be withheld by Pioneer for any or no reason in its sole and absolute discretion. In the event that Pioneer consents to provide a new service, the Parties will agree upon a new SLA which will include the Service Term, Service Fees and other information regarding the nature and scope of such new service as agreed- upon by the Parties, and shall thereafter be deemed a "Service" in accordance with Section 2.01 of this Agreement.

  Standard of Care. Subject to the provisions of Article 12 (Force Majeure), Pioneer shall perform the Services exercising substantially the same degree of care it exercises in performing the same or similar services for its own account. Nothing in this Agreement shall require Pioneer to favor the business of S&W over Pioneer's own businesses or those of any of its Affiliates, including any of its subsidiaries or divisions. Nothing in this

  Agreement shall impose a standard of care equal to or higher than that which may be applicable to commercial providers of a similar service.

  Service Levels. Subject to the SLAs, Section 2.01(e) (Changes) and Section 2.01(f) (Modifications or Upgrades), S&W's level of use of any Service shall not be higher than or expanded from the level of use reasonably required to support the Purchased Assets as of the Effective Time. Such limitation of use shall take into account the monthly and seasonal changes in the level of use of a Service during the eighteen (18) month period immediately preceding the Effective Time. Pioneer shall not be obligated to provide S&W with special studies, training, or the like, or the advantage of systems, equipment, facilities, training or improvements procured, obtained or made after the Effective Time. In no event shall S&W be entitled to any increase or decrease in the level of its use of any of the Services without the prior written consent of Pioneer, which consent may be withheld by Pioneer for any or no reason in its sole and absolute discretion. In the event that Pioneer consents to any reduction or decrease in service level, S&W shall not be entitled to any reduction, decrease or discount of the Service Fees absent Pioneer's express written consent.

  Specification. Subject to Section 2.01(c) (Service Levels) and Section 2.01(e) (Changes), Pioneer shall provide each Service indicated in each SLA to S&W according to the Specifications set forth in the SLA, subject to the limitations set forth in such SLA (including such limitations relating to scope, scale and description). S&W shall not be entitled to receive any Service different from those set forth in the respective SLAs.

  Changes. S&W shall not be entitled to any change to the nature, the manner of performing, or level of a Service or any additional service (each such change, a "Change") without the prior written consent of Pioneer, which consent may be withheld by Pioneer for any or no reason in its sole and absolute discretion. In the event S&W desires a Change, S&W will deliver a written description of the proposed Change (a "Change Request") to the Pioneer's Primary Coordinator. The timing for Pioneer's approval or rejection of such Change Requests shall be determined in Pioneer's sole and absolute discretion. If a Change Request is approved, S&W shall be responsible for all costs and Expenses associated with such approved Change.

  Modifications or Upgrades. Pioneer reserves the right to modify or upgrade the nature, the manner of performing, or level of a Service as changes are made to Pioneer's own businesses or are otherwise made with respect to Pioneer's agreements with third parties or contractors. Pioneer agrees to provide notification to S&W of such changes within a commercially reasonable time, provided that such notification shall not be provided any earlier than similar notification is presented to Pioneer's own businesses. To the extent that such changes affect a Service: (1) Pioneer shall have no obligation to continue to supply such Service using its former technology or to maintain any legacy system as an accommodation to S&W, and (2) S&W shall have no obligation to continue to receive such Service upon the implementation of such changes, provided that S&W notifies Pioneer in writing of its election to discontinue such Service within ten (10) days of Pioneer's notification of such changes. To the extent S&W wishes to continue to receive such Service, S&W shall be obligated, at S&W's sole expense and without any assistance from Pioneer relating thereto, to conform its systems as necessary to Pioneer's changes; provided that Pioneer shall determine in its sole and absolute discretion whether S&W has completed the necessary changes to conform S&W's systems.

  S&W's Use of Services. Subject to Section 13.01 (Assignments; Successors and No Third Party Rights) and the SLAs, S&W is eligible to receive the Services under this Agreement, solely to the extent relating exclusively to the Purchased Assets. To the extent that Pioneer consents to provide any Service to an Affiliate of S&W, such Services shall be provided on terms acceptable to the Parties and according to the Cost Principles. S&W shall cause such Affiliate to comply with the terms and conditions of this Agreement, including any additional terms agreed to by the Parties, as if such Affiliate were a named party under this Agreement. If Pioneer determines in its reasonable discretion that such Affiliate has failed to diligently perform such obligations, S&W shall perform such obligations on such Affiliate's behalf.

2.02   PERSONNEL, RESOURCES AND THIRD PARTIES

  Personnel and Third Parties. In providing the Services, Pioneer, as it deems necessary or appropriate in its sole discretion, may (1) use the personnel and resources of Pioneer or its Affiliates, or (2) employ the services and resources of third parties. Pioneer reserves the right to provide any or all of the Services directly or, in Pioneer's sole discretion, through any Affiliate, third party agents or contractors. To the extent Services are provided by an Affiliate of Pioneer, the corresponding fees and costs may be invoiced by such Affiliate directly to S&W and S&W shall pay such invoice directly to such Affiliate of Pioneer. Pioneer shall be permitted to change third party agents or contractors used to provide Services to S&W, at any time in its sole and absolute discretion.

  Transitional Services Employees. S&W agrees to use commercially reasonable efforts to cooperate with Pioneer by making available such former employees of Pioneer, who become employed by S&W or its Affiliates, or other employees of S&W or its Affiliates performing similar functions as such former employees of Pioneer, as Pioneer shall reasonably request in connection with the provision of the Services (the "Transitional Services Employees"). For such time as any Transitional Services Employees are performing any functions relating to the Services, (i) such Transitional Services Employees shall remain employees of S&W or its Affiliate and shall not be deemed to be employees of Pioneer or its Affiliates for any purpose, and (ii) S&W shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits (including severance and worker's compensation), social security contributions and the withholding and payment of applicable Taxes relating to such employment.

  New, Additional or Replacement Equipment. Pioneer shall not be obligated to acquire, upgrade, or provide new or additional equipment to perform Services for S&W under this Agreement. Subject to the SLAs, in addition to the Service Fees, S&W shall be responsible for all costs to repair or replace any equipment used to provide Services during the Service Term, provided, however, that Pioneer will not charge S&W with respect to any equipment that is subject to a valid warranty and Pioneer is able to repair or replace such equipment at no cost.

2.03.   TERM OF SERVICE

  This Agreement shall become effective at the Effective Time and shall remain in effect until the earlier of: (1) termination or expiration of all Services, or (2) termination of this Agreement by either Party as provided herein ("Term of this Agreement").

  The term for each Service (the "Service Term") shall commence at the Effective Time and shall terminate upon the earlier of the: (1) date or at the time specified in the SLA; (2) end of the time period during which Pioneer is authorized to provide the Service pursuant to its contracts with third parties or applicable Legal Requirements, (3) termination by either Party as provided herein, or (4) Term of this Agreement. In no event shall S&W be entitled to extend the Service Term of any Service without the prior written consent of Pioneer, which consent may be withheld by Pioneer for any or no reason in its sole and absolute discretion.

2.04.   MIGRATION FROM SERVICES

  Migration Plan. Each Party acknowledges that the purpose of this Agreement is to provide the Services on a transitional basis, until S&W can perform the Services for itself, either through its own personnel or through third parties. Accordingly, at all times from and after the Effective Time, S&W shall use best efforts to make or obtain approvals, permits or licenses, implement any necessary systems, and take, or cause to be taken, any and all other actions necessary or advisable so as to render receipt of the Services from Pioneer no longer necessary. S&W agrees that within ninety (90) days of the Effective Time; it shall provide to Pioneer a written migration plan (a "Migration Plan") to wind down S&W's receipt of the Services and develop its internal service capabilities or employ third party providers so as to render receipt of the Services from Pioneer no longer necessary. The Migration Plan shall include, among other things, the following with respect to the Services: (1) phases of implementation, (2) milestones, (3) expected Pioneer involvement, (4) service interdependency issues, (5) requested formats for S&W's transactional data to be transferred by Pioneer, and (6) contingencies. The costs and fees of Pioneer to facilitate S&W's migration are not included in the Service Fees, and S&W shall be responsible for all additional costs of both Pioneer and S&W associated with the Migration Plan, and shall reimburse Pioneer therefor in accordance with Sections 4.03 and 4.05. The respective Primary Coordinators and appropriate functional resources shall meet to discuss implementation of the Migration Plan and expected Pioneer involvement.

  Pioneer's Transition and Migration Obligations. Subject to the exclusions in Section 2.04(c) and unless otherwise agreed in writing between the Parties or as specifically set forth in any SLA, Pioneer's duties related to migration by S&W from Services are limited to furnishing files of S&W transactional data relating to the Services that have been retained by Pioneer in connection with the provision of Services, in accordance with Pioneer's records retention policies, and to the extent then available, in the format and media in which Pioneer then maintains such data.

  Pioneer's Excluded Transition and Migration Obligations. In the absence of an agreement in writing between the Parties (including provisions relating to further compensation therefor from S&W), Pioneer shall have no obligation to: (1) load data to S&W systems, (2) co-develop conversion programs, (3) write S&W extraction programs, (4) generate multiple data file formats, (5) provide or develop interfaces, (6) participate in testing prototypes or pilots, or (7) provide information concerning Pioneer's systems (including computer systems), operations, environments, policies, procedures or methods used to provide the Services, configuration of applications or connectivity between applications and system architecture.

2.05.   THIRD PARTY CONSENTS

  Obligation to Obtain Consents. Pioneer shall use commercially reasonable efforts to obtain all consents from third party vendors that to Pioneer's knowledge are required to provide the Services to S&W; provided, however, that S&W shall be solely responsible for all costs associated with securing such third party consents in accordance with Section 4.01(b) (Consent Costs). Notwithstanding the foregoing, Pioneer shall have no obligation to obtain the consent of any third party, or pay any fee or expense relating thereto, in connection with S&W's Migration Plan or the migration of any Service.

  Non-Consenting Third Parties. Notwithstanding the foregoing or anything to the contrary contained in this Agreement or any SLA, Pioneer shall not be required to provide a Service to the extent that Pioneer does not obtain the consent of a third party required to provide the Service, or where providing such Service would, in Pioneer's reasonable judgment, violate the rights of any third party.

2.06.   LIMITATIONS AND EXCLUSIONS

  Third Party Waiver. S&W expressly waives any and all rights that it or its Affiliates may have to bring any suit or Claim against Pioneer's Affiliates, third party agents or contractors relating to or arising out of this Agreement.

  Disclosure of Information. Pioneer has no obligation to provide any information to S&W relating to systems or operations, including computer systems, of Pioneer, its Affiliates or its third party agents or contractors, except to the extent that Pioneer determines in its sole and absolute discretion that disclosure of such information is necessary to provide the Services hereunder.

  Compliance with Legal Requirements. Pioneer shall not be required to perform any of its obligations under this Agreement to the extent Pioneer reasonably believes that performing such obligation would violate any Legal Requirements. The Parties shall cooperate in good faith to implement changes and/or modifications to any manner or method of Service, which in Pioneer's sole and absolute discretion, are reasonably necessary to ensure that such Service is performed in strict accordance with applicable Legal Requirements. S&W shall promptly implement any such changes and/or modifications at S&W's sole cost.

  S&W Data. Pioneer is not responsible for and shall have no liability with respect to the content or integrity of content of S&W's data, including communications, stored on systems or at facilities under the ownership or control of Pioneer or Pioneer's third party agents or contractors.

  Professional Advice or Opinions. Except as otherwise explicitly set forth in any SLA, it is not the intent of Pioneer to render, nor of the S&W to receive from

  Pioneer, professional advice or opinions, whether with regard to tax, legal, regulatory, compliance, treasury, finance, employment or other business and financial matters, technical advice, whether with regard to information technology or other matters, or the handling of or addressing environmental matters. S&W shall not rely on, or construe, any Service rendered by or on behalf of Pioneer as such professional advice or opinions or technical advice; and S&W shall seek all third-party professional advice and opinions or technical advice as it may desire or need independently of this Agreement.

  Services Performed by S&W's Employees. Except as expressly set forth in the SLAs, Pioneer shall not be obligated to perform any service or function performed to support the Purchased Assets by S&W's employees as of or immediately prior to the Effective Time.

2.07.   S&W OBLIGATIONS

  Compliance with Legal Requirements. S&W, in the course of receiving the Services or use of the systems of Pioneer, Pioneer's Affiliates, or Pioneer's third party agents and contractors, shall not violate any Legal Requirements, including the United States Copyright Act of 1976, as amended.

  Access. To the extent reasonably required to perform the Services, S&W shall (at its own expense) provide Pioneer personnel (including any of Pioneer's Affiliates, agents or contractors) with reasonable and timely access to S&W's office space, plants, equipment, information, premises, personnel, power, telecommunications systems and circuits, computer systems, and any other areas and equipment. Without limiting the foregoing, S&W shall make accessible to Pioneer, as needed, S&W's key users and other S&W personnel responsible for the execution, maintenance and enhancement of processes relating to the Services.

  Information Requests. S&W shall cooperate with Pioneer to respond to Pioneer's requests for any information, document, instrument or other writing which in Pioneer's sole and absolute discretion is necessary to the provision of the Services. Pioneer shall not be liable for any impairment of any part of a Service caused by its not receiving such information in a timely manner or at all, or by its receiving inaccurate or incomplete information from S&W.

  Acknowledgment of Pioneer Status. S&W acknowledges that Pioneer is providing the Services exclusively as an accommodation to S&W to allow S&W time to obtain similar services on its own, and that Pioneer is not a commercial provider of such services.

  Exclusive Pioneer. Subject to Section 2.04 (Migration from Services) or Article 12 (Force Majeure), S&W shall not have any other Person provide services the same as or similar to the Services provided under any SLA where such services would commence prior to termination of the applicable SLA or would otherwise conflict with Pioneer's ability to provide a Service under any SLA.

ARTICLE 3. INFORMATION SYSTEMS AND SUPPORT

3.01.   SOFTWARE AND DATABASE ACCESS

S&W shall not and has no right to access or use any software, related data or databases owned by or licensed to Pioneer, including software used by Pioneer for the benefit of S&W, except in accordance with the grant in Section 3.02 (S&W's Limited Use Rights) below.

3.02.   S&W'S LIMITED USE RIGHTS

Subject to the receipt of necessary consents from third parties, Pioneer hereby grants to S&W a non-exclusive, non-transferable, revocable right during the respective Service Term to use the software owned by or licensed to Pioneer and related data and databases, in conformance with this Agreement and with any applicable third party license, for S&W's internal use only and not for the benefit of any third party unless expressly agreed otherwise, and only as necessary for S&W's receipt of the Services. S&W shall not modify, disassemble, reverse engineer, decompile or create derivative works of such software, and shall not copy such software other than (i) as necessary to receive the Services or (ii) to the extent this restriction is prohibited by applicable Legal Requirements. Pioneer will use commercially reasonable efforts to cause all third party agents and contractors providing Services to grant similar rights with respect to software used by such third party agents and contractors to provide Services during the Service Term, provided that S&W shall be responsible for all costs associated with securing such third party consents.

3.03.   RELOCATION

Pioneer reserves the right to relocate or have relocated any and all applications accessed by S&W pursuant to this Agreement to computer systems not currently utilized to provide such Services at no additional charge to S&W.

3.04.   SECURITY

Pioneer will apply and administer all security measures to be applied to Pioneer's systems, including access rights to S&W's users. Pioneer reserves the right to control S&W's access to systems and applications on Pioneer's network.

3.05.   DATA AND NETWORK RESTRICTIONS

If Pioneer believes that there is a risk to Pioneer due to S&W's ability to access Pioneer's data, information, network or applications, Pioneer will have the right, but not the obligation, to establish and implement restrictions on S&W's access to any software, data, databases, applications, or networks used in connection with the Services. Such restrictions may be imposed for the purposes of: (i) protecting the security of data on physical and electronic networks of Pioneer; (ii) assuring compliance with contractual restrictions imposed by third parties; (iii) protecting the integrity of the data, applications, or networks; or (iv) protecting against the loss of any material competitive advantage that Pioneer may have with respect to Pioneer competitors; provided that each of the foregoing shall be determined in Pioneer's sole and absolute discretion. Pioneer will give notice to S&W of the imposition of any such restrictions. Pioneer will use commercially reasonable efforts to avoid any interruption or degrading of the Services being provided by Pioneer to S&W arising from the imposition of any such restrictions. Pioneer reserves the right, upon notice to S&W, to reasonably adjust fees and costs of Services affected by such restrictions in accordance with the Cost Principles.

3.06.   EXCLUSIONS

  Except as otherwise set forth in the SLAs or otherwise implemented in accordance with Section 2.01(f) (Modifications or Upgrades), S&W will not receive, as part of the Services: (1) enhancements to any computer applications; (2) program source code; (3) specifications other than data and file specifications needed to enable S&W to migrate from Pioneer's systems; (4) data flow diagrams; (5) training; (6) database creation statements; (7) documentation other than that otherwise available to Pioneer's businesses in the form and format generally available; (8) consultation on creating, installing or customizing new applications, computer, telecommunications or security systems subsequently developed or implemented by S&W; (9) addition of new electronic links to trading partners; (10) software upgrades or additions, hardware upgrades or systems compliance audits unless otherwise performed by Pioneer in the normal course of supporting Pioneer business needs; (11) migration planning services; (12) new or renewed licenses for any software used directly by S&W; or (13) new projects commenced after the Effective Time.

  Pioneer will not provide disaster recovery services except as otherwise explicitly provided for in an SLA.

  Pioneer shall not be required to provide or reimburse the costs associated with wireless telephone service and/or equipment supplied, purchased or distributed by any wireless telephone provider as part of the Services provided herein. For the avoidance of doubt, S&W shall be liable and responsible for any and all costs, charges, and fees associated with wireless telephone services and/or equipment (including all new and existing lines of services activated in the name of Pioneer or its Affiliates) as of the Effective Time.

3.07.   S&W OBLIGATIONS

  S&W shall provide functionality testing to confirm non-impact on S&W's computers, software, and computer systems, and S&W's ability to receive, Services during any of Pioneer's computer software, hardware, telecommunications or security upgrades. S&W will promptly report to Pioneer the results of such functionality testing.

  S&W shall provide all equipment necessary for accessing, inputting and receiving output from computer software and hardware provided by Pioneer as part of this Agreement.

  S&W will engage in studies and forecasting ("Demand Forecasting") with respect to user access of computer software, hardware, telecommunications, and security systems hereunder, including new workload demand requests and migration planning efforts. S&W will promptly report to Pioneer the results of such Demand Forecasting.

  S&W will provide physical security for and access to Pioneer at all S&W's physical premises to all computer hardware, infrastructure, networking, data systems and security systems, including any writing closets and PBX equipment provided as part of the

  Services that will reside on S&W's property or facilities. Access to this equipment facility will be limited to Pioneer, Pioneer's Affiliates, Pioneer's third party agents and contractors performing support for the equipment, unless otherwise agreed in writing.

  S&W shall not install its own or third party software into the computer systems of Pioneer, its Affiliates, its third party agents or contractors, or make modifications to software code on such systems, without the prior written permission of Pioneer or the appropriate Affiliate, third party agent or contractor. S&W will be required to pay any resultant licensing fees for such installation.

  S&W shall not, except in accordance with previous written authorization from Pioneer, allow its computer network provided as a part of the Services to be connected to: (1) the internet or any third party network in any manner other than through Pioneer's network, or (2) any wireless access point.

  S&W shall comply with all (1) aspects of Pioneer's privacy policy as revised from time to time, and (2) physical and electronic security requirements and conditions for Pioneer and its Affiliates network and computer system access and usage. The DuPont Electronic Access Agreement ("DEAA") (attached hereto as Exhibit B) is deemed executed by the Parties hereto upon the execution of this Agreement. S&W shall execute and cause other Persons under its control to execute the DEAA as such become amended from time to time. In the event S&W or permitted subcontractors or permitted agents of S&W discover or are notified of a breach or potential breach of security, S&W shall immediately notify the appropriate Pioneer representative of such breach or potential breach. In addition to the foregoing, S&W will review and adhere to the DuPont Information Security Organization ("DISO") Policies and Standards. Both Parties agree to comply with applicable Legal Requirements with respect to data collection and privacy. To the extent that any of the foregoing DISO Policies or procedures of Pioneer shall be updated or otherwise amended from time to time, notification shall be delivered by Pioneer to S&W within a commercially reasonable time, provided that such notification shall not be provided any earlier than similar notification is presented to Pioneer's own businesses.

  S&W shall require all Persons that are individual users of the Services to consent to and/or acknowledge their respective obligations to comply with Pioneer's acceptable computer usage and privacy policy applicable to Pioneer's own employees, and shall secure all legally-required consents and/or acknowledgements to permit Pioneer to monitor all usage of the Services by such individual users as permitted by such policy.

  Subject to Pioneer's right to restrict or deny network or computer system access and usage to S&W as otherwise provided in this Agreement, upon expiration of the Term of this Agreement, the DEAA shall terminate and Pioneer shall revoke all network and computer system access and usage rights of S&W provided in this Agreement.

  Upon Pioneer's request, S&W shall deliver to Pioneer a written certification that software licensed to S&W under Section 3.02 (S&W's Limited Use Rights) has been removed from all S&W equipment.

ARTICLE 4. COMPENSATION

4.01.   CONSIDERATION

  Service Fees. As consideration for Pioneer providing the Services in accordance with this Agreement, S&W shall pay to Pioneer the sum of the amounts specified in this Agreement and in each SLA in effect during the relevant period (the "Service Fees"). The Parties acknowledge that the Service Fees may not include, and S&W agrees to pay, certain amounts that were direct billed prior to the Effective Time by third party agents or contractors of Pioneer in connection with the Services.

  Consent Costs. Pioneer shall use commercially reasonable efforts to obtain necessary third-party consents. S&W shall be responsible to pay or to reimburse Pioneer for all costs and expenses incurred in connection with obtaining such third-party consents in accordance with Section 2.05(a) (Obligation to Obtain Consents).

  Residual Costs. Upon the termination of any specific Service, S&W shall pay to Pioneer all Residual Costs associated with the termination of such Service.

  Expenses. In addition to the Service Fees set forth in the SLAs, S&W shall reimburse Pioneer for any necessary expenditures made on behalf of S&W pursuant to any applicable SLA (the "Expenses").

4.02.   TAXES

  Tax Obligations. The Service Fees referred to in Section 4.01(a) (Service Fees) do not include any Taxes, duties, imposts, charges, fees or other levies, of whatever nature assessed on the provision of Services. All the aforementioned Taxes, charges, and fees imposed by applicable Legal Requirements (including Taxes on services, sales and use Taxes, and value added Taxes) assessed on the provision of the Services (other than income Taxes payable by Pioneer on the Service Fees it receives hereunder) shall be the responsibility of S&W in addition to the Service Fees payable by S&W in accordance with Section 4.01(a) (Service Fees).

  Payment of Taxes. S&W shall pay or reimburse Pioneer on a net 30 basis from the date of invoice, any and all Taxes, duties, imposts, charges, fees, or other levies, of whatever nature assessed on the provision of the Services (other than income Taxes payable by Pioneer on the Service Fees it receives hereunder), and interest and penalties related thereto to the extent such interest or penalties are related to the actions or inactions of S&W, imposed on Pioneer or its Affiliates or which Pioneer shall have any obligation to collect with respect to or relating to this Agreement or the performance by Pioneer of its obligations hereunder. Notwithstanding the foregoing, S&W agrees to use commercially reasonable efforts to provide exemption certificates where available and to calculate any applicable sales and use Taxes and to make payment thereof directly to the appropriate Governmental Body.

4.03.   INVOICES

No later than the fifteenth (15th) calendar day of each calendar month or, if such day is not a Business Day, the next Business Day following the fifteenth (15th) calendar day of such calendar month, Pioneer and each Affiliate having provided Services will provide to S&W, with respect to all Services provided by such entity, an invoice covering the Service Fees, Taxes, Residual Costs and any costs and fees described in Section 2.04(a), if any, owed by S&W with respect to the Services provided and costs or Expenses incurred or paid with respect to Services during the previous calendar month. All invoices shall be sent to S&W at the address specified in Section 13.03 (Notices), provided that S&W may change the address for invoices upon thirty (30) days prior written notice.

4.04.   REIMBURSEMENT OF EXPENSES

Pioneer shall, at its election, (i) make disbursements from its own funds for Expenses and then invoice said Expenses directly to S&W, which invoice shall be payable on a net 30 basis from the date of invoice, or (ii) upon prior written notice to S&W, require S&W to advance Expenses prior to Pioneer's incurring the same.

4.05.   PAYMENT

  Invoice Remittance. Any invoice issued under Section 4.03 (Invoices), shall be payable by S&W on a net 30 basis from the date of invoice, without demand and without any deduction, set-off, withholding or abatement whatsoever (except as provided in Section 4.05(b) (Disputed Amounts) herein), the full amount of Service Fees and Expenses due unless the amount due is disputed, in which event the dispute shall be resolved in accordance with the terms of Section 4.05(b) (Disputed Amounts). All payments hereunder shall be made by electronic funds transmission or other mutually agreeable means denominated in United States Dollars or as otherwise specified in the relevant SLA. Payments due on any day other than a Business Day shall be due on the next succeeding Business Day. If needed, the Parties will implement arrangements to provide for electronic funds transfer on customary terms, with written confirmation, for such transfers.

  Disputed Amounts. If S&W disputes in good faith the accuracy of any portion of an invoice, S&W shall pay all undisputed portions of such invoices and shall deliver a written statement to Pioneer no later than the date payment is due on the disputed invoice, which statement shall include: (i) the specific amount of the dispute, and (ii) a reasonably detailed written description which defines the scope of the dispute and any evidence which supports the validity of the amount disputed. Invoice items not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items in such invoice, within the period set forth in Section 4.05(a) (Invoice Remittance). Pioneer shall, at its election, direct S&W to remit payment on: (i) the undisputed portion of an outstanding disputed invoice, or (ii) a newly issued invoice from Pioneer covering only the undisputed portion of such disputed invoice. The Parties shall seek to resolve all such invoice disputes expeditiously and in good faith. Upon resolution of such invoice disputes, S&W shall promptly pay the agreed-upon amount of the resolved dispute to Pioneer together with interest on a daily basis equal to: (i) one and one-half percent (1 ½ %) per month of the agreed-upon amount of the resolved dispute, or (ii) the maximum amount allowed by Legal Requirements, whichever is lower.

  Late Payments. Subject to the provisions of Section 4.05(b) (Disputed Amounts), all invoices paid after the applicable due date will be assessed a late payment service charge on a daily basis equal to: (i) one and one-half percent (1½%) per month of the amount of such unpaid invoice, or (ii) the maximum amount allowed by Legal Requirements, whichever is lower.

  Discontinuation of Service. Subject to the provisions of Section 4.05(b) (Disputed Amounts) hereof, if any amount due and payable to Pioneer pursuant to this Section 4.05 is not paid by S&W within thirty (30) days after the invoice date, Pioneer may notify S&W in writing (including through email) of S&W's payment default. If S&W has not cured such payment default within thirty (30) days of Pioneer's notification of such payment default, Pioneer shall have the right, in its sole and absolute discretion and without any resulting liability to S&W or to anyone claiming by or through the S&W because of such action to: (i) cease providing either all of the Services, or any such Service(s) or Interdependent Services (as provided in Section 6.04) for which payment has not been made, or (ii) notwithstanding the provisions of Article 6 (Termination) hereof, terminate the relevant SLA, and such termination shall be without prejudice to any other remedy which may be available to Pioneer, or (iii) change payments terms to payment in advance. Pioneer's exercise of its rights under this Section 4.05(d) shall not limit or otherwise affect Pioneer's right to terminate this Agreement in accordance with Article 6 (Termination).

4.06.   NO OFFSET

Regardless of any other rights under any other agreements or Legal Requirements and notwithstanding anything to the contrary contained herein, S&W shall not have the right to set off any Claim it may have or reduce its payment under this Agreement except as expressly provided in Section 4.05(b) (Disputed Amounts).

ARTICLE 5. CONFIDENTIALITY

5.01.   CONFIDENTIAL INFORMATION

"Confidential Information" means all proprietary technical, economic, environmental, operational, financial and/or other business information or material of one party which, following the Effective Time in the course of providing or receiving services hereunder, has been disclosed by Pioneer or its Affiliates, on the one hand, or S&W or its Affiliates, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, except to the extent that such information can be shown to have (1) already known at the time of its receipt by the receiving party, as shown by its prior written records, (2) properly in the public domain through no fault of the receiving party, (3) disclosed to the receiving party by a third party who may lawfully do so, or (4) independently developed by or for the receiving party without use of the disclosing party's Confidential Information.

5.02.   OBLIGATIONS

Until the later of (i) five (5) years following the Effective Time and (ii) five (5) years from the date that such information was disclosed hereunder, a Party shall not, and shall cause its Affiliates not to, use in any manner, for its own account or for the account of others, or divulge to any third party any Confidential Information of the other Party; provided, however, that the foregoing restrictions shall not apply to disclosures made by a Party or its Affiliates necessary to comply with Legal Requirements or with respect to litigation or potential litigation, the making of, or defense against, a claim for indemnification, or the performance under this Agreement.

5.03.   DISCLOSURE

In the event that a Party or any of its Affiliates is requested or required (by oral demand or similar process) to disclose any Confidential Information, the Party subject to such request (the "Disclosing Party") will notify the other Party (the "Non-Disclosing Party") promptly of the request or requirement so that the Non-Disclosing Party may seek an appropriate protective order or waive compliance with this provision. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party, is, on the advice of internal or external legal counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt or other official penalties, the Disclosing Party may disclose the Confidential Information to the tribunal; provided, however, that if so compelled, the Disclosing Party shall disclose only such portion of the Confidential Information required to be disclosed; provided, further, that the Disclosing Party shall use its best efforts to obtain, at the request of the Non- Disclosing Party, an order or other assurance that confidential treatment will be afforded to such portion of the Confidential Information required to be disclosed as the Non-Disclosing Party shall designate.

5.04.   RIGHTS LIMITED TO AGREEMENT

Except for the right to use Confidential Information for the specific purposes of this Agreement, this Agreement conveys no rights (including with respect to use) in the Confidential Information.

5.05.   SEPARATE AGREEMENTS

Confidentiality obligations provided for in any agreement between Pioneer or any of its Affiliates, or S&W or any of its Affiliates, on the one hand, and any employee of Pioneer or any of its Affiliates, or S&W or any of its Affiliates, on the other hand, shall remain in full force and effect. Nothing herein shall be construed as requiring the Parties to renegotiate terms of agreements in place with contractors, consultants, suppliers, vendors and customers as of the Effective Time.

ARTICLE 6. TERMINATION

6.01.   DEFAULT

Subject to Section 4.05(d) (Discontinuation of Service) and Article 12 (Force Majeure), if any Party (the "Defaulting Party") shall fail to perform or default in any material respect in the performance of any of its obligations under this Agreement or any Exhibit or SLA hereto, Pioneer (in the case of a failure or default by S&W) or S&W (in the case of a failure or default by Pioneer) (each, a "Non-Defaulting Party") may give written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Agreement or any affected SLA if such failure or default is not cured within thirty (30) days of such written notice. If any failure or default so specified is not cured within such thirty (30) day period, the Non-Defaulting Party may elect immediately to terminate this Agreement or any affected SLA. If any failure or default is not capable of cure within the respective cure period, the Non-Defaulting Party may elect immediately to terminate the affected SLA. Any termination as provided herein shall be effective upon giving a written notice of termination from the Non-Defaulting Party to the Defaulting Party following the respective cure period (if applicable) and shall be without prejudice to any other remedy which may be available to the Non-Defaulting Party against the Defaulting Party.

6.02.   INSOLVENCY EVENT

Notwithstanding anything to the contrary contained herein, if a Party (i) files for bankruptcy, (ii) becomes or is declared insolvent, or is the subject of any Proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer, (iii) enters into any reorganization, composition or arrangement with its creditors (other than relating to a solvent restructuring), (iv) makes an assignment for the benefit of all or substantially all of its creditors, or (v) takes any corporate action for any winding-up, dissolution, liquidation or administration (other than for the purpose of or in connection with any solvent amalgamation or reconstruction), then Pioneer (in the case of S&W) or S&W (in the case of Pioneer) may, without prejudice to its other rights hereunder, terminate this Agreement forthwith by written notice. Without limiting the foregoing, Pioneer may, without prejudice to its other rights hereunder, terminate this Agreement forthwith by written notice upon the occurrence of default or an event which, with the giving notice or passage of time, or both, would result in an event of default with respect to any outstanding indebtedness of S&W or any of its Affiliates.

6.03.   VOLUNTARY TERMINATION OF SLA

S&W may terminate any SLA by giving Pioneer advance written notice of its desire to terminate such SLA that satisfies the Required Notice Period set forth in such SLA; provided that: (1) the termination of any SLA shall only be effective on the last day of a calendar month (unless otherwise set forth in any applicable Exhibit or SLA); and (2) S&W shall pay to Pioneer all Residual Costs as set forth in Section 4.01(c) (Residual Costs). If any SLA is terminated by S&W as described herein, S&W may not reinstitute such SLA absent Pioneer's prior written agreement. The notice of termination of an SLA by S&W shall be (i) sufficiently specific as to identify the particular SLA for which any such termination shall apply, and (ii) irrevocable by S&W upon receipt by Pioneer. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, S&W must terminate any SLA as a whole and is not entitled to partition or otherwise terminate in part any SLA that would result in lower scope constituent services with reduced service fees.

6.04.   INTERDEPENDENT SERVICES

If a Service is terminated for any reason, including pursuant to Article 5 (Termination), which Pioneer reasonably determines to be interdependent with a different Service under this Agreement (each, an "Interdependent Service"), and such termination causes Pioneer's cost of providing an Interdependent Service to increase, Pioneer is excused from providing such Interdependent Service unless S&W agrees to pay the revised fees and Expenses for such Interdependent Service as established in accordance with the Cost Principles. Within thirty (30) days following Pioneer's receipt of a notice of termination of a Service, Pioneer will advise S&W which other Services, if any, are Interdependent Services and the revised fees and Expenses for continuation of such Interdependent Services. S&W shall notify Pioneer within ten (10) days of receipt of an Interdependent Services determination from Pioneer whether (i) S&W agrees to the revised fees and Expenses of any Interdependent Service(s), or (ii) such Interdependent Service(s) should be terminated. Unless S&W agrees to pay the revised fees and

Expenses under (i), Pioneer shall have no obligation to provide such Interdependent Service(s) as of the date that the corresponding Service is terminated. Notwithstanding anything to the foregoing to the contrary, S&W shall not be relieved from its obligation to comply with the Required Notice Period set forth in any SLA for any Service or Interdependent Service.

6.05.   PUBLIC UTILITY STATUS

Notwithstanding anything contained to the contrary herein, should Pioneer be determined to be a public utility or should Pioneer determine in good faith based on the advice of counsel that there is a material risk of it being deemed a public utility (each such event, a "Public Utility Event"), Pioneer may terminate the relevant Services or parts thereof, upon written notice to S&W and Pioneer shall not be in breach hereunder as a result of such termination. Notwithstanding the foregoing, in the event that Pioneer receives an order from any Governmental Body requiring Pioneer to cease providing a Service, Pioneer shall immediately notify S&W of such occurrence and may terminate such Service consistent with the time period set forth in such order.

6.06.   EFFECT OF TERMINATION

S&W specifically agrees and acknowledges that all obligations of Pioneer to provide each respective Service shall immediately cease upon the expiration of the Service Term for such Service. Pioneer shall have no obligation to recommence the provision of any Service to S&W once any Service is not renewed or terminated under this Agreement. Further, upon the cessation of Pioneer's obligation to provide any Service, S&W shall immediately cease using, directly or indirectly, such Service (including any and all Pioneer software or third party software provided through Pioneer's computer systems or equipment). In the event that any Service is continued beyond such date, the Parties agree that S&W shall be responsible to Pioneer for such continued Services, including any third party costs incurred by Pioneer as a result of such continued use, but in no event at an amount less than one and one half (1.5) times the Service Fees and Expenses relating to such Service.

6.07.   SURVIVAL OF PAYMENT OBLIGATIONS

Notwithstanding anything to the contrary contained herein, termination of this Agreement or any SLA shall not affect S&W's obligation to pay any amount then owed to Pioneer (and amounts that become due and payable pursuant to the terms hereof after the applicable termination date) or a third party hereunder, including any Residual Costs or any fees charged by third parties in connection with such termination of any Service.

6.08.   SETTLEMENT OF ACCOUNTS

Upon termination of any SLA, the Parties shall take all steps as may reasonably be required to complete any final settlement of accounts owing hereunder between them with respect to such SLA (if any). Upon the termination of this Agreement, there will be a final accounting and each Party shall pay to the other Party any amounts owed to the other Party in accordance with the payment terms set forth in this Agreement.

ARTICLE 7. LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES

7.01.   LIMITATION OF LIABILITY

  Liability. Neither Party nor its Affiliates, agents, employees, or subcontractors, if any, shall be liable for any or all Claims and/or Damages (including settlements, judgments, court costs and reasonable attorneys' fees) of any nature whatsoever arising out of this Agreement, whether such Claims and/or Damages arise on account of the furnishing or accepting of Services hereunder, the failure to furnish or accept Services, or otherwise; except as expressly provided in Section 7.01(b) (Limitation of Damages), Section 7.02 (Limited Liability Exclusions), Article 8 (Indemnification) and Article 11 (Equipment).

  Limitation of Damages. If either Party suffers Damages arising out of this Agreement or any SLA, which Damages were caused by the Willful Breach of the other Party, the sole liability of such Breaching Party, shall be (i) if the Breaching Party is the Party that performed the Service, to refund the cost and Service Fees of the relevant Service paid for but not properly performed, or (ii) if the Breaching Party is not the Party that performed the Service, to pay the Service Fees and Expenses if not otherwise paid. SUBJECT TO THE LEGAL REQUIREMENTS OF ANY JURISDICTION THAT CANNOT BE VARIED BY CONTRACT, in no event shall EITHER PARTY be liable for punitive, exemplary, special, indirect, incidental, or consequential Damages (including Damages for diminution in value, loss of business reputation, loss of business profits, business interruption, facility shutdown or non- operation, loss of data or any other loss) arising from or relating to any Claim made under this Agreement or regarding the provision OR RECEIPT of or the failure to provide OR RECEIVE Service(s) hereunder, whether or not caused by or resulting from negligence, INCLUDING gross negligence, or breach of obligations hereunder; even if THE BREACHING PARTY had been advised or was aware of the possibility of such Damages.

7.02.   LIMITED LIABILITY EXCLUSIONS

  THE LIMITATION OF DAMAGES PROVIDED IN SECTION 7.01(B) (LIMITATION OF DAMAGES) SHALL NOT APPLY TO:

    FINES OR PENALTIES ASSESSED BY ANY GOVERNMENTAL BODY;

    ANY OBLIGATION TO INDEMNIFY UNDER ARTICLE 8 (INDEMNIFICATION) HEREUNDER;

    INJURY TO OR DEATH OF ANY PERSON, INCLUDING EMPLOYEES OF PIONEER OR S&W, OR DAMAGES TO ANY THIRD PARTY PROPERTY,

    ANY BREACH BY EITHER PARTY OF ITS OBLIGATIONS UNDER ARTICLE 5 (CONFIDENTIALITY);

    ANY BREACH OF THE OBLIGATIONS UNDER SECTION 3.04 (SECURITY), SECTION 3.05 (DATA AND NETWORK RESTRICTIONS AND SECTION 3.07 (S&W OBLIGATIONS);

    IMPROPER USE OF OR ACCESS TO THIRD PARTY SOFTWARE; OR

    FRAUD.

  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, PIONEER SHALL HAVE NO LIABILITY OF ANY KIND OR NATURE WHATSOEVER (INCLUDING DIRECT, INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES) TO S&W FOR PIONEER'S CEASING TO PROVIDE ANY SERVICE UPON THE EXPIRATION OF THE TERM FOR SUCH SERVICE OR THE PROPER TERMINATION OF THIS AGREEMENT PURSUANT TO ARTICLE 6 (TERMINATION).

7.03.   ADDITIONAL PROVISIONS

  Limitations in SLAs. Notwithstanding the provisions of Section 7.01 (Limitation of Liability), Pioneer's liability with respect to certain Services shall be limited further pursuant to any express limitation set forth in the relevant SLA relating to such Services. Any further limitations of liability or indemnities in any section of the relevant SLA will be additive to the limitations in this Article 7.

  Third Party Service Providers. In the event that a third party supplier of Pioneer supplies any Service and S&W informs Pioneer that such Service does not meet the Specification in the applicable section of the relevant SLA, then Pioneer shall use commercially reasonable efforts to work with S&W and the third party supplier to bring the Service within the Specification. Notwithstanding the foregoing, Pioneer shall have no liability in respect of any Service supplied hereunder which fails to meet the applicable Specification as provided in this Section 7.03(b) (Third Party Service Providers).

  Mitigation. S&W and Pioneer (as the case may be) shall use their respective commercially reasonable efforts to mitigate the loss and Damage (if any) incurred by it as a result of any breach by another party of that other party's obligations under this Agreement.

7.04.   DISCLAIMER OF WARRANTIES

SUBJECT TO THE LEGAL REQUIREMENTS OF ANY JURISDICTION THAT CANNOT BE VARIED BY CONTRACT, S&W ACKNOWLEDGES THAT ALL IT ASSETS AND EQUIPMENT PROVIDED AS PART OF THE SERVICES IS PROVIDED "AS IS, WHERE IS." PIONEER DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE IT ASSETS AND EQUIPMENT PROVIDED AS PART OF THE SERVICES, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NONINFRINGEMENT, ACCURACY OF INFORMATIONAL CONTENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER

OR NOT PIONEER KNOWS OR HAS REASON TO KNOW ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LEGAL REQUIREMENT, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. WITHOUT LIMITING THE FOREGOING, PIONEER EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE IT ASSETS AND EQUIPMENT WILL BE ERROR-FREE OR FREE OF VIRUSES OR OTHER SOFTWARE ROUTINES OR DEVICES (E.G., BACK DOORS, TIME BOMBS, TROJAN HORSES, OR WORMS).

ARTICLE 8. INDEMNIFICATION

8.01.   THIRD PARTY

Each Party ("Indemnifying Person") shall, to the extent permitted by any Legal Requirement, indemnify, defend and hold harmless the other Party, and in the case of Pioneer including its Affiliates ("Indemnified Person") from and against any and all third party (and for this purpose, "third party" includes employees of the Parties) Liabilities, Damages, Claims, actions, losses and costs arising out of or relating to its obligations under this Agreement, to the extent such Liabilities, Damages, Claims, actions, losses and costs are caused by or arise out of the Willful Breach or violation of Legal Requirement of or by the Indemnifying Person, its employees or agents. Further, in the event the Parties are jointly at fault or negligent, they agree to indemnify each other in proportion to their relative fault or negligence. The Liabilities, losses and costs covered hereunder include settlements, judgments, court costs, reasonable attorneys' fees, fines, penalties and other litigation expenses.

8.02.   PROCEDURE

Promptly after receipt by an Indemnified Person of notice of the commencement or threatened commencement of any third-party Proceeding against it (a "Third-Party Claim"), such Indemnified Person shall, if a claim is to be made against the Indemnifying Person under this Article 8, give written notice containing reasonable detail to the Indemnifying Person of the assertion of such Third-Party Claim. If any Third-Party Claim is brought against an Indemnified Person, the Indemnifying Person may participate in the defense of such Third-Party Claim and, to the extent that it may elect, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. In such event, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 8 for any fees of other counsel with respect to the defense of such Proceeding; provided, however, that if the Indemnifying Person and the Indemnified Person are both named parties to the Proceeding and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnified Person may participate in such defense with one separate counsel (and one additional separate local counsel) at the reasonable expense of the Indemnifying Person. An election to assume the defense of a Third-Party Claim shall not be deemed to be an admission that the Indemnifying Person is liable to the Indemnified Person in respect of such Third-Party Claim or that the claims made in the Third-Party Claim are within the scope of or subject to indemnification under this Article 8. If the Indemnifying Person assumes the defense of a Third-Party Claim, then the Indemnified Person may participate in the defense of such Third-Party Claim, including attending meetings, conferences, teleconferences, settlement negotiations and other related events (and to employ counsel at its own expense in connection therewith); provided, it being understood that the

Indemnifying Person shall control the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of any such Third-Party Claim, the Indemnified Person shall cooperate with the Indemnifying Person in the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of the Third-Party Claim, no compromise or settlement of such claim may be effected by the Indemnifying Person without the Indemnified Person's prior written consent (which shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and (iii) the terms of such compromise or settlement include a full and unconditional release of the Indemnified Person from all Liability with respect to such Third-Party Claim. Without the Indemnifying Person's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, no Indemnified Person may settle or compromise any Third-Party Claim or consent to the entry of any judgment for which the Indemnified Person is seeking indemnification under this Article 8, unless the Indemnifying Person fails to assume and maintain the defense of such Third- Party Claim pursuant to this Section 8.02. If it is ultimately determined that the Indemnifying Person is not obligated to indemnify, defend or hold harmless the Indemnified Person in connection with any Third-Party Claim, then the Indemnified Person shall promptly reimburse the Indemnifying Person for any and all costs and expenses (including attorney's fees and court costs) incurred by the Indemnifying Person in its defense of such Third-Party Claim.

ARTICLE 9. GOVERNANCE

Pioneer and S&W shall each nominate a representative to act as the primary contact person for the provision of all of the Services (collectively, the "Primary Coordinators"). The initial Primary Coordinators shall be [**]1 for S&W and [**]2 for Pioneer. Pioneer and S&W shall advise each other, upon thirty (30) days prior written notice, of any change in their respective Primary Coordinator. Pioneer and S&W agree that all communications relating to the provision of the Services shall be directed to the Primary Coordinators. No amendment to any SLA nor any increases, reductions or other changes to the scope and extent of the provision of Services shall be effective or binding on the Parties once this Agreement is effective unless agreed to in writing by the Primary Coordinators.

ARTICLE 10. INFORMATION ASSETS

10.01.   INTELLECTUAL PROPERTY OWNERSHIP

  Existing Intellectual Property. Except as otherwise expressly provided in this Agreement or any other agreement, each Party shall retain ownership of its and its Affiliates' Intellectual Property and data existing as of the Effective Time and any derivative works, additions, modifications, translations or enhancements thereof created by a Party or its Affiliates pursuant to this Agreement.

  Pioneer Intellectual Property. Except as otherwise expressly provided in this Agreement or in any other agreement between Pioneer and any of its Affiliates

_________________________
1 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
2 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

  and S&W and any of its Affiliates, as between Pioneer and S&W, Pioneer shall own and retain all right, title and interest in and to Intellectual Property in the Services and all software, source and object code, and other means created or acquired and employed by Pioneer to provide the Services, specifications, designs, processes, techniques, concepts, improvements, discoveries, and inventions, including any modifications, improvements, or derivative works thereof, created prior to or independently during the Term or any extension thereof ("Pioneer Intellectual Property").

  S&W Content. Except as otherwise expressly provided in this Agreement or any other agreement between Pioneer and any of its Affiliates and S&W and any of its Affiliates, as between Pioneer and S&W, S&W shall own and retain all right, title and interest in and to any and all Intellectual Property in and to data or Confidential Information of S&W or its Affiliates, created or provided by S&W or its Affiliates ("S&W Content").

  Intellectual Property Rights. To the extent that any Intellectual Property arises out of the performance of this Agreement, then, as between the Parties, Pioneer or one or more of Pioneer's Affiliates, third party agents or contractors, as designated by Pioneer, will own all such Intellectual Property relating to the Services and S&W will own all such Intellectual Property relating to S&W Content unless the Parties otherwise specifically allocate such Intellectual Property in any SLA, or unless the Intellectual Property is a derivative work of software in which one Party owns the Intellectual Property, in which case, such Party will own all such Intellectual Property. Each of the Parties hereby assigns, and shall use commercially reasonable efforts to cause its respective Affiliates, third party agents or contractors to assign, all of its or their respective right, title and interest in and to any such Intellectual Property to the other Party to effect the allocation of such rights as provided in this Section 10.01(d). Each Party shall, at the other Party's expense, provide reasonable assistance to the other Party in obtaining and enforcing the Intellectual Property as allocated hereunder in all countries in the world. Such assistance shall include execution of all documents reasonably required by the other Party.

  Disclaimer. Notwithstanding anything in this Agreement or the SLAs, Pioneer shall not license, assign, transfer, or otherwise provide access to: (1) engineering standards, protocols, processes and policies, including without limitation, engineering guidelines which consist of any "how-to" guidelines for designing, constructing, maintaining or operating facilities; (2) Safety, Health and Environmental policies, standards and guidelines; (3) policies, procedures, methods or configurations for computer systems, networks, environments, applications and system architecture; or (4) any comparable corporate standards, policies and procedures created or developed by Pioneer, except for the limited access to the privacy and network security policies as provided in Section 3.07(g).

10.02.   RESERVED

ARTICLE 11. EQUIPMENT

Certain Services to be undertaken by Pioneer may require that Pioneer purchase, acquire, provide or otherwise requisition capital or similar equipment into service (e.g., office equipment, lab equipment, specialty equipment, machinery, copiers, forklifts, furnishings and vehicles, which are not purchased or acquired on behalf of S&W) ("Equipment"). It is understood that such Equipment may be commissioned from its own assets or acquired from a third party for the sole or partial purpose of this Agreement. S&W agrees to use this Pioneer-supplied Equipment for the intended and disclosed purpose and in accordance with reasonable operating standards as the same may be set forth in any manuals, procedures, or rules provided with or communicated to S&W. Such Equipment will be employed or used solely at the location to which it is initially brought into service under this Agreement. Any Equipment or personal property so provided shall, at Pioneer's direction, be disposed of or surrendered to Pioneer at the end of the applicable Service Term in good and working order and at the location at which it was provided or delivered to S&W. S&W shall be liable to Pioneer or to its third party provider for any damage caused by S&W, its Affiliates, employees, contractors or agents to the Equipment provided by Pioneer.

ARTICLE 12. FORCE MAJEURE

12.01.   EXCUSED PERFORMANCE

The Party affected by a Force Majeure shall be excused from its performance of its obligations under or pursuant to this Agreement if, and to the extent that, performance of such obligations is delayed, hindered or prevented by such Force Majeure. For the avoidance of doubt, a Force Majeure affecting a third party supplier of any Service and any failure by such a supplier to supply (in whole or in part) any Service for any other reason shall constitute a Force Majeure hereunder if, and to the extent and for as long that such event or failure directly prevents, hinders or delays Pioneer in the performance of its obligations hereunder. A Force Majeure shall not apply to the making of any payment due hereunder.

12.02.   NOTIFICATION

If a Party is affected by Force Majeure, it shall notify the other Party in writing promptly of the cause and extent of such non-performance or likely non-performance, the date or likely date of commencement thereof and the means proposed to be adopted to remedy or abate the Force Majeure; and the Parties shall without prejudice to the other provisions of this Article 12 consult with a view to taking such steps as may be appropriate to mitigate the effects of such Force Majeure.

12.03.   OBLIGATIONS OF EXCUSED PARTY

The Party subject to Force Majeure shall act as follows:

  The affected Party shall coordinate with the other Party, shall keep the other Party regularly informed during the course of the Force Majeure as to when resumption of performance shall or is likely to occur, and shall use commercially reasonable efforts to remedy or abate the Force Majeure; provided, however, that nothing in this Agreement shall require a Party to settle or compromise any strike or labor dispute.

  The affected Party shall resume performance within a reasonable time after (i) termination of the Force Majeure or (ii) the Force Majeure has abated to an extent, that permits resumption of such performance in the affected Party's reasonable discretion.

  The affected Party shall notify the other Party when the Force Majeure has terminated or abated to an extent, that permits resumption of performance to occur in the affected Party's reasonable discretion.

12.04.   NO LIABILITY

If the Party affected by Force Majeure complies with the provisions of this Article 12, it shall not be liable for any failure to perform its obligations under this Agreement arising from such Force Majeure.

12.05.   SUBSTITUTE SERVICES

S&W may permanently terminate a Service affected by a Force Majeure on the later of: (i) thirty (30) days after the date on which S&W notifies Pioneer that it intends to exercise its right to obtain permanent substitute Service and (ii) any later date of termination specified in such notice; and only in the event that such Force Majeure continues through such date in the affected Party's discretion; provided that such notice shall be irrevocable upon receipt. Upon such termination, Pioneer will have no further obligation to provide and S&W shall have no further obligation to accept such Service(s) and all costs associated with such Service(s) shall cease to accrue.

ARTICLE 13. MISCELLANEOUS

13.01.   ASSIGNMENTS; SUCCESSORS AND NO THIRD PARTY RIGHTS

Neither Party may assign or otherwise transfer this Agreement without the consent of the other, except that Pioneer may, without such consent, assign this Agreement to (i) any purchaser of all or substantially all of the assets in the line of business to which this Agreement pertains, or to any successor corporation that results from reincorporation, merger, consolidation or similar transaction of such Party with or into such purchaser or such corporation, or (ii) any Affiliate of Pioneer; provided, however, that such transferee shall be bound by all of the terms and conditions of this Agreement. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Unless otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns. Any attempted assignment in violation of this Section 13.01 shall be void.

13.02.   ENTIRE AGREEMENT AND MODIFICATION

This Agreement together with the attached Exhibits, Schedules, and SLAs supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Primary Coordinators of the Parties.

13.03.   NOTICES

All invoices, notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile or e-facsimile transmission (with written confirmation of receipt), (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) solely with respect to invoices, sent by electronic mail (with written confirmation of receipt), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to Pioneer:

Pioneer Hi-Bred International, Inc.
Attention: [**][3]
DuPont Pioneer
8305 N.W. 62nd Avenue
Johnston, IA 50131

With a copy to:

Pioneer Hi-Bred International, Inc.
Attention: [**][4]
DuPont Pioneer
6900 N.W. 62nd Avenue
Johnston, IA 50131- 0256	If to S&W: S&W Seed Company 1974 N. Gateway Blvd., Suite 104 Fresno, CA 93727

All invoices, notices, consents, requests, approvals, and other communications provided for or required herein, and all legal process in regard thereto shall be simultaneously delivered to each of the Primary Coordinators at the address set forth above for the Party who appointed such Primary Coordinator unless changed as provided herein. Either Party may change its Notice or Primary Coordinator address, facsimile number or email address by giving the other Party at least thirty (30) days' written notice of its new address or facsimile number in the manner set forth above.

13.04.   EXPENSES

Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees, accounting fees and filing fees) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

_________________________
3 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
4 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

13.05.   DISPUTE RESOLUTION; Governing Law; jURISDICTION

  Any dispute between the Parties arising out of or relating to this Agreement, or the interpretation, validity or effectiveness of this Agreement, or any provision of this Agreement, in the event the Parties fail to agree, shall, upon the written request of a Party, be referred to designated senior management representatives of the Parties for resolution. Such representatives shall promptly meet and, in good faith, attempt to resolve the controversy, claim or issues referred to them.

  If such representatives do not resolve the dispute within thirty (30) days after the dispute is referred to them, the dispute shall be settled by binding arbitration, in accordance with the Center for Public Resources ("CPR") Rules for Non-Administered Arbitration of Business Disputes. For disputes in which the amount in controversy is less than or equal to U.S. $1,000,000, the Parties shall mutually select one (1) neutral arbitrator who shall be qualified by experience and training to arbitrate commercial disputes. If the Parties cannot agree on an arbitrator or if the amount in controversy exceeds U.S. $1,000,000, such dispute shall be settled by three (3) arbitrators who shall be qualified by experience and training to arbitrate commercial disputes, of whom each Party involved in the arbitration shall appoint one (1), and the two (2) appointees shall select the third (3rd), subject to meeting the qualifications for selection. If the Parties have difficulty finding suitable arbitrators, the parties may seek assistance of CPR and its CPR Panels of Distinguished Neutrals. Judgment upon the award or other remedy rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be in Wilmington, Delaware. The arbitrators shall apply the substantive law of the State of Delaware, without regard to its conflicts of laws principles, and their decision thereon shall be final and binding on the parties. Discovery shall be allowed in any form agreed to by the Parties, provided, that if the Parties cannot agree as to a form of discovery (i) all discovery shall be concluded within one hundred twenty (120) days of service of the notice of arbitration, (ii) each Party shall be limited to no more than ten (10) requests for the production of any single category of documents, and (iii) each party shall be limited to two (2) depositions each with a maximum time limit that shall not exceed four (4) hours. Each Party shall be responsible for and shall pay for the costs and expenses incurred by such Party in connection with any such arbitration; provided, however, that all filing and arbitrators' fees shall be borne fifty percent (50%) by Pioneer and fifty percent (50%) by S&W. Each Party does hereby irrevocably consent to service of process by registered mail, return receipt requested with respect to any such arbitration in accordance with and at its address set forth in Section 13.03 (as such address may be updated from time to time in accordance with the terms of Section 13.03). Any arbitration contemplated by this Section 13.05 shall be initiated by sending a demand for arbitration by registered mail, return receipt requested, to the applicable party in accordance with and at the address set forth in Section 13.03 (as such address may be updated from time to time in accordance with the terms of Section 13.03 and Article 9) and such demand letter shall state the amount of relief sought by the party making the demand.

  All Proceedings and any testimony, documents, communications and materials, whether written or oral, submitted to or generated by the parties to each other or to the arbitration panel in connection with this Section 13.05 shall be deemed to be in furtherance of settlement negotiation and shall be privileged and confidential, and shielded from production in other Proceedings except as may be required by Legal Requirements.

  This Agreement shall be governed by the substantive laws of the State of Delaware, without regard to its conflicts of laws principles, and, except as otherwise provided herein, the State and Federal courts in the City of Wilmington, Delaware shall have exclusive jurisdiction over any Proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement. The Parties hereto do hereby irrevocably (i) submit themselves to the personal jurisdiction of such courts, (ii) agree to service of such courts' process upon them with respect to any such Proceeding, (iii) waive any objection to venue laid therein and (iv) consent to service of process by registered mail, return receipt requested in accordance with and at its address set forth in Section 13.03 (as such address may be updated from time to time in accordance with the terms of Section 13.03 and Article 9).

  The Parties acknowledge and agree that the foregoing choice of law and forum provisions are the product of an arm's-length negotiation between the Parties.

  Notwithstanding anything to the contrary in this Section 13.05, either Party to this Agreement may seek, in the State or Federal courts in the City of Wilmington, Delaware, interim or provisional injunctive relief (or similar equitable relief) to maintain the status quo until such time as the designated senior management representatives of the Parties resolve a dispute referred to them or an arbitration award or other remedy is entered in connection with such dispute pursuant to this Section 13.05 and, by doing so, such Party does not waive any right or remedy available under this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall entitle S&W to any form of injunctive or equitable relief requiring Pioneer to re-perform any non-conforming or deficient Service.

13.06.   NO IMPLIED WAIVER; NO JURY TRIAL

Except as otherwise set forth herein, the rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver or discharge of any Claim or right under this Agreement shall be valid unless in writing and executed by the Party against whom such change, waiver or discharge is sought to be enforced, and is signed by the Primary Coordinator of each of the Parties. Any other attempted discharge or waiver shall have no effect, regardless of its form. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT ALLOWED UNDER LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

13.07.   SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

13.08.   SECTION HEADINGS; CONSTRUCTION

The headings of Articles and Sections in this Agreement and the headings in the Schedules and Exhibits attached hereto are provided for convenience only and shall not affect its construction or interpretation. With respect to any reference made in this Agreement to a Section (or Article, clause or preamble), Exhibit, or Schedule, such reference shall be to the corresponding section (or article, clause or preamble) of, or the corresponding exhibit or schedule to, this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." Unless otherwise expressly provided, the words "including", "include" and "includes" do not limit the preceding words or terms. Any reference to a specific "day" or to a period of time designated in "days" shall mean a calendar day or period of calendar days unless the day or period is expressly designated as being a Business Day or period of Business Days. The use of "or" is not intended to be exclusive unless expressly indicated otherwise. The parties hereto acknowledge and agree that (a) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

13.09.   COUNTERPARTS

This Agreement may be executed in any number of counterparts (including via facsimile or portable document format (PDF)), each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

13.10.   RELATIONSHIP OF THE PARTIES

In all matters relating to this Agreement, the Parties will be acting solely as independent contractors and will be solely responsible for the acts of their employees, officers, directors and agents. Employees, agents or contractors of one Party shall not be considered employees, agents or contractors of the other Party. S&W shall not have the right, power or authority to create any obligation, express or implied, on behalf of the Pioneer. Pioneer shall not have the right, power or authority to create any obligation, express or implied, on behalf of S&W, except when S&W expressly appoints Pioneer as S&W's agent in writing, and Pioneer accepts such appointment in writing.

13.11.   CONFLICT

In the event of a conflict between the terms and conditions of this Agreement and any SLA, the terms and conditions of this Agreement shall govern, unless such SLA contains a conflicting term or condition expressly stated in the relevant section of the applicable SLA, in which case the term or condition of such SLA shall govern. In the event of a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement, the provisions of this Agreement shall govern solely with respect to the subject matter hereof. In the event of a conflict between the provisions of this Agreement and the provisions of any of the DEAA and/or the DISO Policies and Standards, the provisions of the DEAA and/or the DISO Policies and Standards, as applicable, shall govern. In the event of a conflict between the terms and conditions of the final English version of this Agreement and the terms and conditions of any non-English version of this Agreement, the terms and conditions of the final English version shall control.

13.12.   SURVIVAL OF CERTAIN PROVISIONS

Without prejudice to the survival of the provisions of any other agreements of the Parties, the Parties expressly agree that the provisions of Article 3 (Information Systems and Support); Article 5 (Confidentiality); Section 6.06 (Effect of Termination); Section 6.07 (Survival of Payment Obligations); Article 7 (Limitation of Liability and Disclaimer of Warranties); Article 8 (Indemnification); Article 10 (Information Assets); and this Article 13 (Miscellaneous) shall survive any termination or expiration of this Agreement.

13.13.   NO PUBLIC UTILITY

It is understood that no Party hereto considers the other Party to be a public utility, and no Party intends by this Agreement to engage in the business of being a public utility or to enjoy any of the powers and privileges of a public utility or, by its performance of its obligations hereunder to dedicate to public or quasi-public use or purpose any of the facilities which it operates, and each Party agrees that the execution of this Agreement shall not, nor shall any performance or partial performance, be or ever deemed, asserted or urged by a Party to be a dedication to public or quasi-public use of any such facilities of the other Party or as subjecting the other Party to any jurisdiction or regulation as a public utility.

13.14.   SUPPLY OF SERVICES

The Parties acknowledge and agree that this Agreement is an agreement for the supply of services and is not an agreement for the sale of goods and shall not be governed by Article 2 of the Uniform Commercial Code or the United Nations International Convention for the Sale of Goods or any analogous Legal Requirement purporting to apply to the sale of goods.

13.15.   COMPLIANCE WITH LEGAL REQUIREMENTS

In performing its obligations, each Party will comply with all federal, state, and local Legal Requirements, ordinances, tariffs, and regulations of Governmental Bodies applicable to such Party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Time.

PIONEER HI-BRED INTERNATIONAL, INC.

By: ___________________________________

Printed Name: _____________________________

Title: __________________________________

S&W SEED COMPANY

By: ___________________________________

Printed Name: _____________________________

Title: __________________________________

[Signature Page to Information Technology Transition Services Agreement]